Exhibit 99.1

Fortrea Adopts Limited-Duration Stockholder Rights Plan

Board Committed to Protecting Long-Term Value for All Stockholders

DURHAM, N.C., June 12, 2025 – Fortrea (Nasdaq: FTRE) (the “Company”), a leading global contract research organization (CRO), today announced that its Board of Directors (the “Board”) has unanimously adopted a limited-duration stockholder rights plan (“Rights Plan”) to protect the best interests of all Fortrea stockholders. The Rights Plan is effective immediately and will expire on June 10, 2026, unless terminated earlier by the Board.

The Rights Plan is intended to enable the Company’s stockholders to realize the long-term value of their investment, ensure that all stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against tactics to gain control of the Company without paying all stockholders an appropriate premium for that control. The Rights Plan is also intended to guard against tactics that might prevent the Board from having sufficient time to make informed judgments and take actions that are in the best interests of the Company and its stockholders. The Rights Plan was adopted in response to the significant and ongoing dislocation in the trading price of the Company’s common stock and recent interest by third parties to capitalize on such dislocation, which may include accumulations of the Company’s common stock.

The Rights Plan applies equally to all current and future stockholders and is not intended to deter offers or preclude the Board from considering offers, engaging in discussions or pursuing transactions that it believes are in the best interests of all stockholders. The Rights Plan will encourage anyone seeking to acquire the Company or gain a significant interest in the Company to engage directly with the Board.

The Rights Plan is similar to plans adopted by other publicly traded companies. Pursuant to the Rights Plan, Fortrea is issuing one right (“Right”) for each share of common stock as of the close of business on June 23, 2025. The Rights will initially trade with Fortrea common stock and will generally become exercisable only if any person (or any persons acting as a group) acquires 10% or more of the Company’s outstanding common stock (the “triggering percentage”). If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount, or the Company may exchange each right held by such holders for one share of common stock. Under the Rights Plan, any person who currently owns more than the triggering percentage may continue to own its shares of common stock but may not acquire any additional shares without triggering the Rights Plan. Except as provided in the Rights Plan, the Board is entitled to redeem the rights at $0.001 per right. The Rights Plan does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future Board to redeem the rights.

Further details about the Rights Plan will be contained in a Form 8-K to be filed by Fortrea with the Securities and Exchange Commission (the “SEC”).

Barclays is serving as strategic advisor and Smith Anderson is acting as legal advisor to Fortrea.

About Fortrea

Fortrea (Nasdaq: FTRE) is a leading global provider of clinical development solutions to the life sciences industry. We partner with emerging and large biopharmaceutical, biotechnology, medical device and diagnostic companies to drive healthcare innovation that accelerates life changing therapies to patients. Fortrea provides phase I-IV clinical trial management, clinical pharmacology and consulting services. Fortrea’s solutions leverage three decades of experience spanning more than 20 therapeutic areas, a passion for scientific rigor, exceptional insights and a strong investigator site network. Our talented and diverse team working in about 100 countries is scaled to deliver focused and agile solutions to customers globally. Learn more about how Fortrea is becoming a transformative force from pipeline to patient at Fortrea.com and follow us on LinkedIn and X (formerly Twitter).

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, including, without limitation, statements relating to the effects and intended benefits of the Rights Plan. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “guidance,” “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results could differ materially from these forward-looking statements due to a number of factors, including, but not limited to factors described from time to time in documents that the Company files with the SEC. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” Section of the Company’s Annual Report on Form 10-K, as filed with the SEC, as such risk factors may be amended or updated from time to time in the Company’s subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in the Company’s filings with the SEC. All forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments.

Fortrea Contacts:

Hima Inguva (Investors) – 877-495-0816, hima.inguva@fortrea.com

Sue Zaranek (Media) – 919-943-5422, media@fortrea.com

Kate Dillon (Media) – 646-818-9115, kdillon@prosek.com